 June 14, 2000 Panther Resources Corporation Fredrick R. McCord/MRA 1021 Main St., Suite 1290 1021 Main Street, Suite 140 Houston, TX 77002 Houston, TX 77002 Attn: James E. Smitherman Attn: Fredrick R. McCord Revere Corporation Beta Oil "&"Gas, Inc. 1200 17th Street, Suite 2650 6120 South Yale, Suite 813 Denver, CO 80202 Tulsa, OK 74136 Attn: Paul Calaway Attn: Steve Antry Re: Participation Agreement Mushroom Project Austin and Waller Counties, Texas Gentlemen: This Participation Agreement ("Agreement") is made and entered into between Prime Natural Resources, Inc. ("Operator") and Beta Oil "&" Gas, Inc., Revere Corporation, Fredrick R. McCord/MRA and Panther Resources Corporation ("Non-Operators") relative to operations in the subject area. 1. OPERATING AGREEMENT

        1.1 Concurrently with the execution of this Agreement, Operator, and Non-Operators (“Parties”) are executing the Operating Agreement attached to this Agreement as Exhibit “A” (“Operating Agreement”) and a Model Form Recording Supplement to Operating Agreement and Financing Statement.

        1.2 The Operating Agreement designates Prime Natural Resources, Inc. as Operator and will control all operations on the “Contract Area” described therein, including the “Leases” and “Initial Well” described below; provided, however, in the event of a conflict between this Agreement and the Operating Agreement, then the provisions of this Agreement shall prevail.

1.3 The Model Form Recording Supplement to Operating Agreement and Financing Statement will be recorded in the Official Public Records of Austin and Waller Counties, Texas. 2. LEASES AND LEASE BURDENS

        2.1 Prime represents that it is the sole owner and holder of the Oil, Gas and Mineral Leases described in Exhibit “A” to the Operating Agreement (“Leases”), except for the acreage described in Article 9.2.

2.2 Prime further represents that the Leases are subject only to the following burdens: a) All leases within the Mushroom Project Area of Mutual Interest (AMI), hereinafter as described in Article 9, are burdened by a one (1) percent of 8/8ths overriding royalty interest (ORRI) to James J. Hohler.

        b) Robert A. Potosky and W. David Willig in proportions of 50% each own a sliding scale ORRI in all leases within the Mushroom Project Area of Mutual Interest (AMI), hereinafter described in Article 9. Such ORRI as indicated below shall be calculated after adding the 1% ORRI in 2.2a) above to the Lease Royalty column below:

Lease Royalty Percent ORRI ------------- ------------ 20% or less 4% of 8/8ths Greater than 20% up to 3% of 8/8ths and including 25% Greater than 25% 2% of 8/8ths (including farm-ins) Therefore, for example, the total ORRI on leases containing the royalties below will be as follows: Lease Royalty Hohler ORRI Potosky "&" Willig Total ------------- ----------- ---------------- ----- 3/16 1.00% 4.00% 5.00% 1/5 1.00% 3.00% 4.00% 1/4 1.00% 2.00% 3.00%

        c) The five (5) leases described on page 8 of Exhibit “A” of the Operating Agreement which is attached hereto as Exhibit “A” are burdened with an ORRI or 8.33333% of 8/8ths in favor of Lyndel Exploration, Inc.

        2.3 Prime represents that the overriding royalty interest as described herein shall be proportionately reduced in the event any leasehold acreage described in this Agreement covers less than 100% of the mineral estate.

3. PROJECT ACQUISITION FEE

        3.1 Contemporaneously with the execution of this Agreement, Non-Operators will pay to Operator the following amounts as set forth on Operator’s invoice provided herewith:

                                                         Mushroom         W. Mushroom          Total
           Brokerage "&" Lease Bonus                  $370,915.52         $94,917.10       $465.832.62
           NEG Acreage Acquisition                        $100,000.00                          $100,000.00
           Hohler 2% Royalty Purchase                      $30,000.00                           $30,000.00
           Potosky "&" Willig Consultant Fee           $75,000.00                           $75,000.00
           Prospect Fee                                   $100,000.00                          $100,000.00
           Geological "&" Geophysical                  $56,185.27             188.36        $56,373.63
                                                           ----------             ------        ----------
                                                          $732,100.79         $95,100.79       $827,206.25
Each of the parties proportionate share of the above costs are as follows:
                                                                                           Costs

                    Beta Oil "&" Gas, Inc.                              25.00%           $206,801.62
                    Beta Oil "&" Gas, Inc.                               6.25%             51,700.39
                    Revere Corporation                                      18.75%            155,101.17
                    Fredrick R. McCord/MRA                                   6.25%             51,700.39
                    Panther Resources Corporation                            6.25%             51,700.39
                                                                                               ---------

                                                                                              517,003.90

        3.2 The Non-Operators further agree to pay their proportionate share of any additional acreage acquisition costs and expenses, including farmout acreage (hereinafter, the “After-Acquired Acreage”) incurred by Operator for acreage in which the Non-Operator shall have a right to acquire an interest not otherwise described herein including any brokerage and transaction costs and expenses. It is further agreed that other costs and expenses incurred by Operator relating to the After-Acquired Acreage (including, but not limited to, regulatory compliance, well permitting and title examination including curative) shall be borne by each of the Parties in proportion to its interest as defined and set forth in Article 4 hereof.

4. ASSIGNMENT

        4.1 Prime, subject to obtaining required lease assignment consents, will within fifteen (15) business days following receipt of the Project Acquisition Fee, execute and deliver to Non-Operators, assignments as set forth below in the Leases on the forms attached as Exhibit “B” & “C” (Assignments), to the end that the Leases shall be owned as follows:

                                                              Before Project Payout   After Project Payout
                                                              ----------------------- ---------------------
                                                              ----------------------- ---------------------

                                                                                               18.7500%
                  Beta Oil "&" Gas, Inc.                                25.00%
                  Beta Oil "&" Gas, Inc.                                6.25%                 4.6875%
                  Revere Corporation                                  18.75%                    14.0625%
                  Fredrick R. McCord/MRA                               6.25%                      4.6875%
                  Panther Resources Corporation                        6.25%                      4.6875%
                  Prime Natural Resources, Inc.                       37.50%                    53.1250%
                                                                      ------          --------- --------

                                                                     100.00%                     100.0000%
4.2 Non-Operators will assume and bear the Lease Burdens and ORRI as their interest appears in Article 4.1.

        4.3 “Project Payout” is defined and will occur at 7:00 am. on the first day following the date on which each respective Assignee’s “Project Revenue” equals each respective Assignee’s “Project Cost”, as hereinafter defined.

A. Each Non-Operator's "Project Revenue" will be the total of:

        (a) the gross proceeds actually received by each Non-Operator in an arm’s length sale of production of oil, gas and other minerals from all wells drilled within the Contract Area for that certain Operating Agreement dated June 14, 2000 between Prime Natural Resources, Inc. as Operator, and Beta Oil & Gas, Inc., et al as Non-Operators, including Substitute Well(s), if any, each well re-entered and deepened and/or sidetracked and completed, hereinafter referred to as “Wells”, or in the absence of an arm’s length sale, the prevailing market value in the field of the production of oil, gas and other minerals,

(b) the salvage value received by each Non-Operator of any personal property, fixtures or equipment located on the Wells or used or obtained in connection therewith and sold,

        (c) cash received by each Non-Operator toward the drilling of Wells in the form of dry hole contribution and bottom hole contribution (but not bottom hole purchase),

(d) liquidated damages received by each Non-Operator in consequence of any gas purchaser's failure to purchase gas or to pay the agreed to price under a gas contract, (e) payments received by each Non-Operator by virtue of judicial resolution, arbitration or settlement of a dispute over a gas contract, (f) payments received by each Non-Operator by virtue of "take or pay" or similar provisions of a gas contract, (g) proceeds by each Non-Operator from the sale of the Wells and associated equipment and the oil, gas and other mineral reserves attributable thereto, (h) the proceeds by each Non-Operator from any insurance claim or settlement, less (i) the lessor's royalties and, (ii) 1. the overriding royalty created by Assignment of Overriding Royalty dated ____________, 2000 from Prime Natural Resources, Inc., as Assignor, to James J. Hohler, as Assignee, recorded under File No. _____________ of the Official Public Records of Austin County, Texas, 2. the overriding royalty created by Assignment of Overriding Royalty dated ____________, 2000 from Prime Natural Resources, Inc., as Assignor, to James J. Hohler, as Assignee, recorded under Entry No. ______________in Volume __________ at Page No. __________of the Official Public Records of Waller County, Texas, 3. the overriding royalties created by Assignment of Overriding Royalties dated ____________, 2000 from Prime Natural Resources, Inc., as Assignor, to Robert A. Potosky and W. David Willig, as Assignees, recorded under Entry No. _____________ in Volume _______ at Page No. _____________of the Official Public Records of Waller County, Texas, 4. the overriding royalties created by Assignment of Overriding Royalties dated ____________, 2000 from Prime Natural Resources, Inc., as Assignor, to Robert A. Potosky and W. David Willig, as Assignees, recorded under Entry No. _____________ in Volume _______ at Page No. _____________of the Official Public Records of Waller County, Texas, 5. the overriding royalties created by Assignment of Overriding Royalties dated ____________, 2000 from Prime Natural Resources, Inc., as Assignor, to Robert A. Potosky and W. David Willig, as Assignees, recorded under Entry No. _____________ in Volume _______ at Page No. _____________of the Official Public Records of Waller County, Texas, 6. the overriding royalties created by Assignment of Overriding Royalties dated ____________, 2000 from Prime Natural Resources, Inc., as Assignor, to Robert A. Potosky and W. David Willig, as Assignees, recorded under File No. _____________ of the Official Public Records of Austin County, Texas, 7. the overriding royalties created by Assignment of Overriding Royalties dated ____________, 2000 from Prime Natural Resources, Inc., as Assignor, to Robert A. Potosky and W. David Willig, as Assignees, recorded under File No. _____________ of the Official Public Records of Austin County, Texas, 8. the overriding royalties created by Assignment of Oil, Gas and Mineral Leases dated March 29, 2000 from Lyndel Exploration, Inc., as Assignor, to Prime Natural Resources, Inc. as Assignee, recorded under File No. 001917 of the Official Public Records of Austin County, Texas. (iii) applicable production, severance, and other applicable taxes, except income taxes. B. Each Non-Operator's "Project Cost" shall mean all actual and direct, not reimbursed, cost incurred by each Non-Operator to:

        (a) acquire and maintain the Leases, including bonuses, geophysical option selection bonuses, rentals, legal fees, brokerage costs, title examination, title curative, and recording cost,

        (b) explore, drill, complete, evaluate, test, equip and operate all Wells, including all dry hole costs of wells plugged and abandoned, including restoration and clean up cost,

(c) evaluate the Contract Area by the acquisition, processing and evaluation of seismic, (d) construction of pipelines necessary to deliver production to market, and (e) construction of production facilities, including operations thereof, (f) separating, gathering, dehydration, compression, transportation, trucking, processing, treatment, storage, or marketing oil and gas. calculated according to the Accounting Procedure for the applicable Operating Agreement.

        4.4 Project Payout will occur as to the interest of each Non-Operator at such time as each Non-Operator’s respective Project Revenue equals such Non-Operator’s Project Cost, separately and independent of Project Payout of the other Non-Operators, and the status of Project Payout as to each separate Non-Operator shall have no bearing on the status of Project Payout of the other Non-Operators.

        4.5 Prime will maintain an accurate record of all charges and credits connected with the Leases and Wells and will furnish Non-Operators a quarterly statement of Project Revenue and Project Cost so that the then current Project Payout status can be readily determined. Non-Operators will have the right to audit Prime’s accounts and records relating to the quarterly statements in accordance with the Accounting Procedure for the applicable Operating Agreement.

5. INITIAL WELL

        5.1 Operator will furnish to Non-Operators Authority For Expenditure (AFE) to drill and complete the Initial Well. The amount of the AFE will be an estimate only, and Non-Operators shall pay their respective share of the actual cost and expense of drilling, evaluating, completing and equipping and/or plugging and abandonment and restoration of the Initial Well under the terms of this Agreement and the Operating Agreement. No more than thirty (30) days before commencing operations to drill the Initial Well, Operator will cash call each Non-Operator for its share of the amount of the AFE. Non-Operators will pay the amount specified within ten (10) days following receipt of the AFE. Non-Operators will not be obligated to forward the AFE costs associated with the completing and equipping of the Initial Well until the well has been drilled and evaluated and the decision to complete the well as a producer is made.

        5.2 Upon the receipt of all Non-Operators cash call funds, and subject to the approval of title to the drillsite tract, rig availability, approval by all environmental regulatory agencies and the issuance of a drilling permit by the proper regulatory authority, Operator will commence operations for drilling of the Initial Well on or before September 1, 2000 at a location approximately 4050’ FSL and 4300’ FSEL of J. McFarland Survey, A-46.

Operator will thereafter drill said well with due diligence and in a workmanlike manner to the lesser of the following depths, hereinafter referred to as the “Objective Depth”:

(a) A total vertical depth of 7,400 feet below the surface, or to (b) A depth sufficient to drill through and fully evaluate the stratigraphic equivalent of that certain sand or formation encountered between the depths of 6,475 feet (M.D.) and 7,555 feet (M.D.) in the electrical log of the Texaco #1 Donigan Well in the Wm. Cooper Survey, Abstract 20, Waller County, Texas.

        5.3 Operator will run a Dual Induction or other equivalent open hole electrical logs from the total depth drilled to the bottom of the surface casing in the Initial Well, and will employ such other methods and tools of evaluation (including VSP’s) that, in the opinion of Operator, will ensure a proper evaluation of the productive possibilities of all formations in the well indicating hydrocarbons, if under the then existing conditions, such methods of evaluation are prudent.

        5.4 Subject to the other provisions of this Agreement and the Operating Agreement, the cost, risk and liability of drilling, completing, equipping, and operating the Initial Well before Project Payout will be shared as follows:

                             Beta Oil "&" Gas, Inc.                                  25.00%
                             Beta Oil "&" Gas, Inc.                                   6.25%
                             Revere Corporation                                          18.75%
                             Fredrick R. McCord/MRA                                       6.25%
                             Panther Resources Corporation                                6.25%
                             Prime Natural Resources, Inc.                               37.50%
                                                                                         ------

                                                                                        100.00%
In the event a decision is made to plug and abandon the Initial Well after the Objective Depth is reached, the entire cost, risk and expense of such operation including restoration and clean-up shall be borne in the above proportions by the parties.

        5.5 In the event a Non-Operator fails to timely pay its share of the AFE (“Defaulting Party”), the “second” notice provision of Article XVI.G shall apply and upon expiration of said notice the Defaulting Party’s rights in this Agreement will ipso facto terminate. Such defaulting party shall immediately assign to the Operator all of its rights, title and interest in the Leases and operating interest covering all depths owned by such party in the Mushroom Project Leases. Operator will advise the other Parties (“Non-Defaulting Parties”) of the amount of interest of the Defaulting Party (“Available Interest-Initial Well”). The Non-Defaulting Parties will, within 48 hours after receipt of such notice, advise Operator of their election to (a) limit participation to such party’s original interest, or (b) carry their share, or more, of the Available Interest-Initial Well. Failure to advise Operator will constitute an election to limit participation to such party’s original interest. If the Non-Defaulting Parties do not acquire all of the Available Interest – Initial Well, Prime will use its best efforts to obtain a new participant for the Available Interest-Initial Well on terms and conditions of Prime’s choice, and Prime may accept the new participant on terms different than the terms under which the Non-Defaulting Parties acquired their interest. Project Acquisition Fee paid by the Defaulting Party will not be returned.

        5.6 After the Initial Well has been drilled to the objective depth (“Casing Point”, as described in Article V1.C.1 of the Operating Agreement) if less than all of the parties to this agreement elect to complete said Initial Well as a producer in paying quantities, the non-participating party shall be deemed to have relinquished and shall promptly assign to the other participating party(ies) all of its right, title and interest in and to said well, the oil, gas and mineral leasehold interest and operating rights in and to the zone, horizon and/or formation in which a completion operation is planned to be attempted and actually conducted to which such non-participating party does not desire to participate. The interests of the parties to be relinquished are set forth in Article 5.4 hereof. The acreage to be assigned and relinquished by the non-participating party shall be limited to a 640 acre area surrounding said Initial Well as in nearly the form of a square or rectangle as practical, whereas the length of any one side does not exceed twice the width of any one side, for the zone, horizon and/or formation in which a completion attempt is planned and attempted in said Initial Well.

If the Operator is not successful with its first completion attempt and recommends a completion attempt in another zone in said Initial Well, then any previous non-participating party shall be entitled to notice and the option to participate regardless of their election on a previous completion attempt; however, to have such option, such party must have participated in all drilling operations leading up to the initial completion attempt. Said party shall pay its share of the cost of the casing string or strings required to complete the well to the depth necessary for said completion attempt. This option to participate in the Initial Well on a zone-by-zone basis by the parties is a recurring right.

If less than all parties hereto elect to participate in any completion attempt made pursuant to the provisions of this Agreement and such attempt(s) is unsuccessful, then the Initial Well shall be plugged and abandoned with each party paying its share of plugging costs including restoration and clean-up in accordance with the interest of the parties as set forth in Article 5.4 hereof.

6. SUBSTITUTE WELL

        6.1 In the event the Initial Well is not drilled to the Objective Depth for any valid reason, Operator may, at its option, within sixty (60) days after plugging and abandoning the Initial Well, or completing said well at a lesser depth as described in Article 6.4 hereof, propose another well (“Substitute Well”) in an effort to reach the Objective Depth. Non-Operators will, within 45 days after receipt of the Substitute Well proposal, notify Operator:

(a) that Non-Operators, or any of them ("Participating Parties") will participate in the Substitute Well; or

        (b) that Non-Operators, or any of them, will not participate in the Substitute Well (“Non-Participating Parties”) and will relinquish and assign to the Participating Parties all rights, title and interest in and to the Leases and operating interests in the Mushroom Prospect as more fully described in Article 6.4.

Failure by a Non-Operator to notify Operator that they will participate in the Substitute Well shall constitute an election to be a Non-Participating Party and assign the Leases under Article 6.1 (b) above.

        6.2 The Substitute Well will be drilled at a location mutually acceptable to the Participating Parties, in a like manner and under the same terms and conditions specified for the Initial Well, and the term “Initial Well” as used in this Agreement will be construed to include the Substitute Well. The right to participate in the Substitute Well will be several and not joint so that each Non-Operator will have the separate right to participate in the Substitute Well and the provisions of Article 6.4 below will apply in the event less than all Parties participate in the Substitute Well.

        6.3 In the event the Substitute Well is drilled and completed as an oil and/or gas well or plugged and abandoned as a dry hole after reaching the Objective Depth, no further drilling is required in order for the Participating Parties to maintain their interests in the Leases as provided in Article 5 hereof.

        6.4 In the event a Non-Operator elects not to participate in the Substitute Well, the Non-Participating Party’s rights hereunder will terminate ipso facto without notice to the Operator, and the Non-Operator shall immediately as to all depths, assign all of its right, title and interest in the leases and operating interest in the entire Mushroom Project unless the Initial Well is completed as an oil and/or gas well, at a depth shallower than the Objective Depth, then the Parties that joined in and paid their share of the cost to complete said Initial Well shall reserve all their rights, title and interests in and to said well, the equipment therein and thereon and the production from said well and the Leases within the unit for said well, but only above the total depth logged in said well. Operator will advise the Participating Parties of the amount of interest of the Non-Participating Party (“Available Interest-Substitute Well”). The Participating Parties will, within 48 hours after receipt of such notice, advise Operator of their election to (a) limit participation to such party’s original interest, or (b) carry their share, or more, of the Available Interest-Substitute Well. Failure to advise Operator will constitute an election to limit participation to the Participating Party’s original interest. If the Participating Parties do not acquire all of the Available Interest-Substitute Well, Prime will use its best efforts to obtain a new participant for the Available Interest-Substitute Well on terms and conditions of Prime’s choice and Prime may accept the new participant on terms different than the terms under which the Participating Parties acquired their interest. Project Acquisition Fee paid by the Non-Participating Party will not be returned.

        6.5 Assignments made under Article 6.4 above will be effective as of the date the Non-Participating Party elects not to participate in the Substitute Well or the 60th consecutive day after the Initial Well is abandoned, whichever occurs first.

        6.6 Notwithstanding any provision of this Agreement to the contrary, where, under the terms of this Agreement, a party hereto is required to assign to one or more of the other parties its interest in one or more leases or portion or part thereof, such assignment shall be made free and clear of all overriding royalties, production payments, net profits interests, mortgages, liens or other burdens placed thereon by the assigning party or otherwise resulting from its ownership and operation of such lease or interest on and after the date of this instrument, except such burdens as mentioned in Article 2 of this Agreement or such burdens with which the lease or interest was encumbered when acquired by the party. Such assignment shall be made without warranty, express or implied, except against those parties claiming by, through and under the Assignor but not otherwise and Assignee shall have the right of subrogation as to any warranties to which it may be entitled.

7. SECOND WELL

        7.1 Should any party elect to non-consent the drilling of a second well (“Second Test Well”), which is proposed by one or more of the parties hereto for the testing and evaluation of a different geological prospect idea at depths and formations similar or identical to the initial well within the Project Area after the Initial Well, or its substitute, has been drilled to the Objective Depth and has been either plugged and abandoned as a dry hole or completed as a well capable of producing oil and/or gas, said party electing not to participate in such drilling operations shall promptly assign to the party(ies) conducting such drilling operations all of its right, title and interest in and to the Leases and operating interest as to all depths within a 640 acre area surrounding said second well (exclusive of any acreage placed within a producing unit as a result of drilling the initial test well) as such area is described in Article 5.6 above. The entire cost, risk and expense of drilling such second well (assuming Project Payout has not occurred) shall be borne in the following proportions:

      Beta Oil "&" Gas, Inc.                                  25.00%
      Beta Oil "&" Gas, Inc.                                   6.25%
      Revere Corporation                                          18.75%
      Fredrick R. McCord/MRA                                       6.25%
      Panther Resources Corporation                                6.25%
      Prime Natural Resources, Inc.                               37.50%
                                                                  ------

                                                                 100.00%
In the event a decision is made to plug and abandon the Initial Well after the Objective Depth is reached, the entire cost, risk and expense of such operation including restoration and clean-up shall be borne in the above proportions by the parties.

8. SHALLOW WELL(S) EXPLORATION PROGRAM

        8.1 On or before twelve (12) months from the date of this Agreement, the parties hereto agree to initiate a shallow well exploration program involving the drilling of one (1) or more wells for the purpose of evaluating the Miocene/Frio formations within the Mushroom Project. The location(s) and depths of such well or wells shall be mutually determined by the parties to this Agreement, however, the depth(s) shall not exceed 4,500’ or 500’ below the top of the caprock formation, whichever is the lesser depth.

        8.2 It is agreed and understood that all penalties for non-consent elections in connection with the Shallow Well Exploration Program shall be identical to the penalties contained in Articles 5., 6. and 7. hereof, except that where a relinquishment of 640 acres is required in said Articles, the acreage penalty for the Shallow Well Exploration Program shall be 160 acres and shall be limited to a depth not to exceed 4,500’ or 500’ below the top of the caprock formation, whichever is the lesser depth.

9. AREA OF MUTUAL INTEREST

        9.1 An Area of Mutual Interest is described in Article XVI and identified in Exhibit “A-1” of the attached Operating Agreement. It is agreed by the Parties hereto that any lease or farmout, including producing property acquisition acquired under the provisions of said AMI shall be burdened with overrides in accordance with Article 2 hereof.

        9.2 The Non-Operators hereto recognize and acknowledge that Prime has entered into an Operating Agreement, as Operator, with John M. Hall, as Non-Operator, dated February 7, 2000 being described as the West Mushroom Prospect. The Contract Area and Area of Mutual Interest comprises 446.777 acres located in the M. Allen Survey, Abstract No. 1 and portions of the Stephen F. Austin Survey, Abstract Nos. 7 and 8 of Austin County, Texas. The working interest and leasehold ownership in the West Mushroom Prospect is Prime 87.50% and Hall 12.50%. It is Prime’s intent and purpose hereof that upon the execution of this Agreement by all of the Non-Operators hereto that the leases and leasehold mineral interests situated in the West Mushroom Prospect, as described above, shall vest in the Non-Operators and Prime in the percentages set forth opposite the name of each below:

                                  Party                    Before Project Payout    After Project Payout
                                  -----                                  -------                 -------

                 Beta Oil "&" Gas, Inc.                             21.87500%             16.4062500%
                 Beta Oil "&" Gas, Inc.                             5.46875%              4.1015625%
                 Revere Corporation                                     16.40625%             12.3046875%
                 Fredrick McCord/MRA                                     5.46875%              4.1015625%
                 Panther Resources Corporation                           5.46875%              4.1015625%
                 Prime Natural Resources, Inc.                          32.81250%             46.4843750%
                                                                        ---------             -----------

                 TOTAL                                                  87.50000%             87.5000000%
Parties will assume and bear their proportionate share of the Lease Burdens and ORRI as described in Article 2.2 hereof.

10. INSURANCE 10.1 Operator will insure that the Certificates of Insurance for the coverage described in Exhibit “D” to the Operating Agreement provide that Non-Operators are named as “additional insured” and that such insurance may not be canceled without first giving Non-Operators thirty (30) days written notice. Insurance premiums will be included in the AFE.

10.2	Any Non-Operator may elect to not be covered by Operator’s insurance, provided such non-operator furnishes a certificate to Operator proving that such Non-Operator has the insurance coverage and in the amounts specified in the Operating Agreement, that Prime is named as “additional insured” and that such insurance may not be canceled without first giving Operator 30 days written notice.

11. DRILLING INFORMATION

        11.1 During all operations on the Initial Well, Operator will insure that all Parties have access to said well at all times, including freedom of the derrick floor, at their sole risk and expense, and fully advise all Parties of the depth and condition of the wells at all times. In the event of evaluation, Operator will notify all Parties in sufficient time so that representatives can be present.

11.2 Operator will promptly furnish all Parties with a copy of the location plat, permit to drill, all logs, core analysis and each form required by each regulatory body for the Initial Well, and from the time operations for drilling are commenced, until the well is completed, with daily drilling progress reports by facsimile and U. S. Mail. 12. DEVELOPMENT

        12.1 After completion of the Initial Well or Substitute Well as an oil or gas well or as a dry hole, Non-Operators will develop the Contract Area, as would reasonably prudent operators under the same or similar circumstances.

13. RIGHT OF RE-ASSIGNMENT

        13.1 If any Non-Operator elects to release, surrender or otherwise let the Leases or any interest therein expire, such party will first give notice to the other Parties, sixty (60) days in advance of the date on which the Lease or interest therein is to be surrendered and the other Parties will have the right to receive an immediate assignment of said Lease, or interest therein, at no cost. In the event the Leases or an interest therein to be surrendered is not accepted by the remaining Non-Operators, such Lease or Interest shall be tendered to Prime if Prime so desires.

        13.2 Re-assignment will be made without warranty except as against the acts of the assignor, and free and clear of any overriding royalty or other similar burden against the Leases, except the Lease Burdens as described herein.

MISCELLANEOUS

13.3 This Agreement will extend to and be binding upon the Parties, their representatives, successors and assigns forever.

        13.4 This Agreement may be signed in counterpart but shall not be binding upon any party until all Parties have signed a counterpart, each of which shall be considered an original.

        13.5 This Agreement may not be assigned, in whole or in part without the written consent of Prime being first obtained, which written consent will not be unreasonably withheld.

If the foregoing correctly reflects your understanding of our Agreement, kindly sign this Agreement, including the Operating Agreement, and return one signed and notarized Operating Agreement, one signed and notarized Model Form Recording Supplement to Operating Agreement and Financing Statement and your check for the Project Acquisition Fee set forth in Article 3.1. If this Agreement is not timely executed and returned with the Project Acquisition Fee, this Agreement may not thereafter be accepted without Prime’s written consent.

Very truly yours,

Prime Natural Resources, Inc.

John L. Moran Executive Vice-President ACCEPTED AND AGREED TO THIS _______ DAY OF __________________, 2000. PANTHER RESOURCES CORPORATION FREDRICK R. McCORD/MRA By: By: ------------------------------------------------ ---------------------------------------- James E. Smitherman Fredrick R. McCord REVERE CORPORATION BETA OIL "&" GAS, INC. By: By: ------------------------------------------------ ---------------------------------------- Paul Calaway Steve Antry

Signature page to that certain Participation Agreement between Prime and Beta Oil & Gas, Inc. et al relative to operations at Mushroom Project in Waller and Austin Counties, Texas.